DATARAM            Dataram Contact:              Investor Contact:
                   Mark Maddocks                 Joe Zappulla
                   Vice President-Finance, CFO   Wall Street Consultants Corp.
PRESS RELEASE      609-799-0071                  212-681-4100
                   info@dataram.com              JZappulla@WallStreetIR.com



                 DATARAM ENTERS INTO SETTLEMENT AGREEMENT

PRINCETON, N.J. September 5, 2006 - Dataram Corporation (NASDAQ: DRAM) today reported that on August 30, 2006, the Company entered into a settlement agreement with a DRAM manufacturer whereby the manufacturer has paid the Company $2,300,000. In return, the Company has committed to not to participate in, and affirmatively to opt out of, any class actions that have been or in the future may be brought against the manufacturer by reason of or in any way arising out of a specified litigation, as defined in the agreement. The $2,300,000 payment will be recorded as other income in the Company's second fiscal quarter ended October 31, 2006 and will contribute approximately $0.16 per diluted share to the Company's fiscal second quarter net earnings.


ABOUT DATARAM CORPORATION
Dataram is a worldwide leader in the design and manufacture of high capacity, reliable and innovative memory solutions. With over 39 years of experience, Dataram provides customized memory solutions for OEMs and compatible memory for leading brands including HP, Dell, IBM, SGI, Sun Microsystems and Intel. For more information about Dataram, visit www.dataram.com




The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, pricing and availability of raw materials or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.